Change in Independent Registered Public Accounting Firm

On May 24, 2024, the Audit Committee of the Board of Trustees approved the engagement of Cohen and Company, Ltd. (“Cohen”) to serve as the independent registered public accounting firm for the Fund for the fiscal year ending March 31, 2025, in replacement of Deloitte & Touche LLP (“Deloitte”) which served previously as the independent registered public accounting firm for the Fund. Having been notified of the Audit Committee’s intention to make this change, Deloitte resigned as the independent registered public accounting firm of the Fund.

The reports of Deloitte on the financial statements of the Fund as of and for the fiscal years ended March 31, 2023 and March 31, 2024 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles. During such fiscal years, and during the subsequent interim period ended May 6, 2024: (i) there were no disagreements between the Trust and Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused it to make reference to the subject matter of the disagreements in its report on the financial statements of the Fund for such years or interim period; and (ii) there were no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

During the fiscal years ended March 31, 2023 and March 31, 2024, and during the subsequent interim period ended May 6, 2024, neither the Trust, nor anyone acting on its behalf, consulted with Cohen on behalf of the Fund regarding the application of accounting principles to a specified transaction (either completed or proposed), the type of audit opinion that might be rendered on the Fund’s financial statements, or any matter that was either: (i) the subject of a “disagreement,” as defined in Item 304(a)(1)(iv) of Regulation S-K and the instructions thereto; or (ii) “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K.

December 9, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read the text related to the change in independent registered public accounting firm contained within the semi-annual report for the period ended September 30, 2024 expected to be filed on Form N-CSRS by North Square Evanston Multi-Alpha Fund (formerly, Evanston Alternative Opportunities Fund) on or about December 9, 2024, and we agree with the statements made therein.

Yours truly,

/s/ DELOITTE & TOUCHE LLP